Exhibit 99.2

GRUBHUB INC. AND EAT24

UNAUDITED PRO FORMA CONDENESED COMBINED FINANCIAL STATEMENTS

On October 10, 2017, Grubhub Holdings Inc., a subsidiary of Grubhub Inc. (the “Company”) acquired all of the issued and outstanding equity interests of Eat24, LLC (“Eat24”), a wholly owned subsidiary of Yelp Inc. (“Yelp”) which provides online and mobile food ordering, for approximately $281.7 million, including $280.4 million in net cash paid at closing, other non-cash consideration and a liability due to Yelp. Of the cash paid at closing, $28.8 million will be held in escrow for an 18-month period after closing to secure the Company’s indemnification rights under the purchase agreement.

On October 10, 2017, the Company also entered into a credit agreement which provides, among other things, for aggregate revolving loans up to $225 million and term loans in an aggregate principal amount of $125 million. The Company drew $200 million at close, including $125 million of the term loan and $75 million of the available revolving loans, to finance a portion of the purchase price and transaction costs in connection with the acquisition of Eat24.

The following unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and Eat24’s historical carve-out financial statements as adjusted to give effect to the Company’s acquisition of Eat24 and the related financing transactions. The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma information is not necessarily indicative of the combined company’s actual financial position or actual results of operations had the transaction occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information is not intended to project the future financial position or operating results of the combined company. There were no material transactions between Grubhub Inc. and Eat24 during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve and realize as a result of the acquisition, the costs to integrate the operations of Grubhub Inc. and Eat24, or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Grubhub Inc. and Eat24 Unaudited Pro Forma Condensed Combined Balance Sheet

	As of September 30, 2017
	Grubhub Inc.	Eat24	Pro Forma Adjustments		Pro Forma Combined Balance Sheets
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$265,958	$—	$(82,356)	(a)	$183,602
Short term investments	65,650				65,650
Accounts receivable, less allowances for doubtful accounts	73,745	3,238	5,029	(b)	82,012
Prepaid expenses and other current assets	9,430	749	(529)	(b)	9,650
Total current assets	414,783	3,987	(77,856)		340,914
PROPERTY AND EQUIPMENT:
Property and equipment, net of depreciation and amortization	62,225	1,476	(369)	(c)	63,332
OTHER ASSETS:
Other assets	4,130		1,264	(d)	5,394
Goodwill	454,557	111,046	24,886	(e)	590,489
Acquired intangible assets, net of amortization	360,549	25,490	140,752	(f)	526,791
Total other assets	819,236	136,536	166,902		1,122,674
TOTAL ASSETS	$1,296,244	$141,999	$88,677		$1,526,920
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Restaurant food liability	$89,021	$18,845	$1,593	(b)	$109,459
Accounts payable	11,869	1,015	6,520	(b)	19,404
Short term debt			77,344	(d)	77,344
Accrued payroll	9,223		—		9,223
Taxes payable	244	222	(213)	(b)	253
Other accruals	23,211	1,973	1,149	(g)	26,333
Total current liabilities	133,568	22,055	86,393		242,016
LONG TERM LIABILITIES:
Deferred taxes, non-current	103,210	7,502	(7,502)	(h)	103,210
Long term debt			121,954	(d)	121,954
Other accruals	6,511				6,511
Total long term liabilities	109,721	7,502	114,452		231,675
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred Stock	—				—
Common stock	9				9
Accumulated other comprehensive loss	(1,329)				(1,329)
Additional paid-in capital	837,711		274	(i)	837,985
Retained earnings	216,564	112,442	(112,442)	(j)	216,564
Total Stockholders’ Equity	$1,052,955	$112,442	$(112,168)		$1,053,229
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,296,244	$141,999	$88,677		$1,526,920

(See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements)

Grubhub Inc. and Eat24

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2017

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Grubhub Inc.	Eat24
	(in thousands)
Revenues	$477,987	$53,089	$—		$531,076
Costs and expenses:
Operations and support	187,795	22,914	446	(i)	211,155
Sales and marketing	105,346	22,135	3,681	(i)(k)	131,162
Technology (exclusive of amortization)	41,560	6,829	(1,735)	(i)	46,654
General and administrative	46,627	7,544	(1,794)	(i)(m)	52,377
Depreciation and amortization	33,067	4,650	6,850	(c)	44,567
Total costs and expenses	414,395	64,072	7,448		485,915
Income (loss) from operations	63,592	(10,983)	(7,448)		45,161
Interest (income) expense - net	(908)	—	3,640	(d)	2,732
Income (loss) before income taxes	64,500	(10,983)	(11,088)		42,429
Income tax (benefit) expense	19,043	(4,419)	(4,248)	(l)	10,376
Net income (loss) attributable to common stockholders	$45,457	$(6,564)	$(6,840)		$32,053
Net income per share attributable to common stockholders:
Basic	$0.53				$0.37
Diluted	$0.52				$0.36
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	86,162		22	(i)	86,184
Diluted	87,788		36	(i)	87,824

(See Notes the Unaudited Pro Forma Condensed Combined Financial Statements)

Grubhub Inc. and Eat24

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2016

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Grubhub Inc.	Eat24
	(in thousands)
Revenues	$493,331	$61,535	$—		$554,866
Costs and expenses:
Operations and support	171,756	22,749	974	(i)	195,479
Sales and marketing	110,323	19,490	3,465	(i)(k)	133,278
Technology (exclusive of amortization)	42,454	7,313	(1,905)	(i)	47,862
General and administrative	50,482	10,175	1,397	(i)(m)	62,054
Depreciation and amortization	35,193	5,748	12,308	(c)	53,249
Total costs and expenses	410,208	65,475	16,239		491,922
Income (loss) from operations	83,123	(3,940)	(16,239)		62,944
Interest (income) expense - net	(729)	—	5,191	(d)	4,462
Income (loss) before income taxes	83,852	(3,940)	(21,430)		58,482
Income tax (benefit) expense	34,295	(1,319)	(8,212)	(l)	24,764
Net income (loss) attributable to common stockholders	$49,557	$(2,621)	$(13,218)		$33,718
Net income per share attributable to common stockholders:
Basic	$0.58				$0.40
Diluted	$0.58				$0.39
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	85,069		13	(i)	85,082
Diluted	86,135		31	(i)	86,166

(See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC Topic 805, “Business Combinations”, under existing U.S. generally accepted accounting principles (“U.S. GAAP”) and in accordance with the regulations of the Securities and Exchange Commission (“SEC”). Grubhub Inc. (“Grubhub”, the “Company”, “we”, “us”, and “our”) has been determined to be the acquirer under the acquisition method of accounting. As the acquirer, the Company has estimated the fair value of Eat24’s assets acquired and liabilities assumed. Due to the timing of the close of the transaction, the Company is still finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed. The allocation of the purchase price included in the pro forma statements is based on the best estimate of management and is preliminary and subject to change. The Company will finalize the amounts recognized as the information necessary to complete the analysis is obtained.

The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2017 and the year ended December 31, 2016 combine the historical consolidated statements of operations of the Company and Eat24, giving effect to the acquisition of Eat24 as if it had occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 combines the historical consolidated balance sheets of the Company and Eat24 giving effect to the acquisition of Eat24 and the related financing transactions as if they had occurred on September 30, 2017. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that (1) are directly attributable to the acquisition of Eat24, (2) are factually supportable, and (3) with respect to the statements of operations, have a continuing impact on combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the historical information included in the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the companies’ historical statements referenced below:

•

separate audited consolidated financial statements of Grubhub Inc. as of and for the year ended December 31, 2016 and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

•

separate historical carve-out financial statements of Eat24, as of and for the year ended December 31, 2016 (audited), as of September 30, 2017 (unaudited) and for the nine months ended September 30, 2017 (unaudited) and 2016 (unaudited) and the related notes included in Exhibit 99.1 of the Current Report on Form 8-K/A filed on December 19, 2017; and

•

separate unaudited consolidated financial statements of Grubhub Inc. as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017.

Note 2. Acquisition of Eat24

On October 10, 2017, the Company acquired all of the issued and outstanding equity interests of Eat24, a wholly owned subsidiary of Yelp, for approximately $281.7 million, including $280.4 million paid in cash at closing, a net working capital adjustment payable of $1.0, $0.3 million in replacement equity awards, and net of cash acquired of $0.1 million.

The assets acquired and liabilities assumed of Eat24 will be recorded at their estimated fair values as of the closing date of October 10, 2017.  The excess of the consideration transferred in the acquisition over the net amounts assigned to the fair value of the assets will be recorded as goodwill, which represents the value of increasing the breadth and depth of the Company’s network of restaurants and diners. The Company is still in the process of finalizing the purchase price allocation. The following table summarizes the preliminary purchase price allocation acquisition-date fair values of the assets and liabilities acquired in connection with the Eat24 acquisition:

(in thousands)
Cash	$70
Accounts receivable	8,267
Prepaid expenses and other assets	220
Property and equipment	1,107
Restaurant relationships	126,232
Diner acquisition	35,226
Trademarks	2,225
Developed technology	2,559
Goodwill	135,932
Accounts payable and accrued expenses	(30,113)
Total purchase price plus cash acquired	281,725
Net working capital adjustment payable	(991)
Fair value of replacement RSUs attributable to pre-combination service	(274)
Cash acquired	(70)
Net cash paid at closing	$280,390

The estimated fair values of the intangible assets acquired were determined based on a combination of the income, cost, and market approaches to measure the fair value of the restaurant relationships, diner acquisition, developed technology and trademarks. The fair value of the trademarks was measured based on the relief from royalty method. The cost approach, specifically the cost to recreate method, was used to value the developed technology and diner acquisition. The income approach, specifically the multi-period excess earnings method, was used to value the restaurant relationships. These fair value measurements were based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy.

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statements of operations.

Note 3. Debt

On October 10, 2017, the Company entered into a credit agreement which provides, among other things, for aggregate revolving loans up to $225 million and term loans in an aggregate principal amount of $125 million (the “Credit Agreement”). In addition, the Company may incur up to $150 million of incremental revolving loans or incremental revolving term loans pursuant to the terms and conditions of the Credit Agreement. The credit facility will be available to the Company until October 9, 2022.

Under the Credit Agreement, borrowings bear interest, at the Company’s option, based on LIBOR or an alternate a base rate plus a margin. In the case of LIBOR loans the margin ranges between 1.25% and 2.00% and, in the case of alternate base rate loans, between 0.25% and 1.0%, in each case, based upon the Company’s consolidated leverage ratio (as defined in the Credit Agreement). The Company is also required to pay a commitment fee on the undrawn portion available under the revolving loan facility of between 0.20% and 0.30% per annum, based upon the Company’s consolidated leverage ratio.

The obligations under the Credit Agreement and the guarantees are secured by a lien on substantially all of the tangible and intangible property of the Company and the domestic subsidiaries that are guarantors, and by a pledge of all of the equity interests of the Company’s domestic subsidiaries, subject to certain exceptions set forth in the Credit Agreement.

As of the filing of this Current Report on Form 8-K, outstanding borrowings under the Credit Agreement were $200 million, including $125.0 million of term loans and $75.0 million of revolving loans. The Company utilized the term loans to finance a portion of the purchase price and transaction costs in connection with the acquisition of Eat24. Additional capacity on the Credit Agreement may be used for general corporate purposes, including funding working capital and future acquisitions.

The Company incurred loan origination fees at closing of the Credit Agreement and other expenses related to the financing of the facility of $2.0 million, which, in addition to the $0.8 million remaining balance of loan origination costs under the Previous Credit Agreement, will be deferred in other assets on the condensed consolidated balance sheets and amortized over the term of the facility.

Note 4. Pro Forma Adjustments

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements. The pro forma adjustments are based on the Company’s preliminary estimates and assumptions that are subject to change.

(a)

Pro forma adjustments to cash and cash equivalents includes the following: (i) an increase of $200.0 million for borrowings under the Credit Agreement (see Note 3), (ii) an increase of $0.1 million for cash acquired with the acquisition of Eat24, (iii) a decrease of $280.4 million for net cash paid at the closing date to acquire Eat24 (see Note 2), and (iv) a decrease of $2.0 million for loan origination fees paid at the closing of the Credit Agreement (see Note 3).

(b)

Represents adjustments to record the fair value of acquired Eat24 assets and liabilities as of the acquisition date. Pro forma adjustments to cash, accounts receivable, prepaid expenses and other assets, restaurant food liability, accounts payable, taxes payable and other accruals represent changes in working capital as a result of business operations during the period from September 30, 2017 to October 10, 2017, the acquisition date. See Note 2 for the preliminary purchase price allocation as of the acquisition date.

(c)

Property and equipment acquired with Eat24 included $1.1 million of restaurant tablet equipment that will be amortized on a straight-line basis over an estimated useful life of 2 years. The pro forma adjustment reflects the $0.4 million write-down of Eat24’s property and equipment as of September 30, 2017 to its fair value as of the acquisition date.

The following table summarizes the changes in estimated depreciation and amortization expense in the pro forma statements of operations:

	Depreciation Expense
	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(in thousands)
Estimated depreciation expense	$414	$552
Estimated amortization expense (see (f) below)	11,086	17,504
Historical depreciation and amortization expense	(4,650)	(5,748)
Pro forma adjustment to depreciation and amortization expense	$6,850	$12,308
(d)

As described in Note 3, the Company drew $200 million of its available Credit Agreement on October 10, 2017, including $125.0 million of term loans and $75.0 million of revolving loans. The Company utilized the term loans to finance a portion of the purchase price and transaction costs in connection with the acquisition of Eat24.

The Company also paid $2.0 million of debt issuance costs, of which $1.3 million was allocated to the revolving credit facility based on borrowing capacity and recorded as other assets on the pro forma balance sheet and $0.7 million of which was recorded as a reduction of borrowings under the term loan on the pro forma balance sheet.

The following table represents the net increase to interest (income) expense resulting from (i) interest on borrowings under the Credit Agreement based on the LIBOR interest rate at the closing of the Credit Agreement (ii) the amortization of related debt issuance costs under the Credit Agreement and remaining debt issuance costs under the Company’s previous credit agreement, and (iii) elimination of historical interest expense and amortization of debt issuance costs under the Company’s previous credit agreement:

	Interest Expense
	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(in thousands)
Estimated interest expense on borrowings under the Credit Agreement	$3,860	$5,257
Amortization of debt issuance costs under the Credit Agreement and Previous Credit Agreement	410	551
Historical interest expense and amortization of debt issuance costs	(630)	(617)
Pro forma adjustment to interest expense	$3,640	$5,191

A 125 basis point increase or decrease in the interest rate on borrowings under the Credit Agreement would result in approximately a $0.2 million increase or decrease to pro forma interest expense during both the nine months ended September 30, 2017 and the year ended December 31, 2016.

(e)	Represents the adjustments to remove Eat24’s historical goodwill of $111.0 million and to record goodwill associated with the acquisition of Eat24 of $135.9 million as described in Note 2.
(f)

Reflects the adjustment to remove Eat24’s historical intangible assets of $25.5 million and record the estimated fair value of intangible assets identified in the acquisition of Eat24. The Company identified intangible assets including restaurant relationships, diner acquisition, developed technology and trademarks. See Note 2 for a description of the valuation methods used to estimate the fair values of the acquired intangible assets. The following table summarizes the estimated fair values of the acquired intangible assets, their estimated useful lives and related pro forma amortization expense:

			Amortization Expense
	Amount	Weighted-Average Amortization Period	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(in thousands)	(years)	(in thousands)
Restaurant relationships	$126,232	19.3	$4,917	$6,556
Diner acquisition	35,226	5.0	5,283	7,044
Developed technology	2,559	1.2	477	2,088
Trademarks	2,225	1.3	409	1,816
Total	$166,242		$11,086	$17,504
(g)

Represents adjustments to record the fair value of Eat24 assumed liabilities as of the acquisition date (see (b) above) plus a net working capital adjustment payable of $1.0 million (see Note 2 for additional details).

(h)	Reflects the adjustment to remove Eat24’s historical deferred tax liabilities of $7.5 million. No deferred tax assets or liabilities were identified in the acquisition of Eat24.
(i)

The Company granted restricted stock units (“RSU”) to acquired Eat24 employees in replacement of their unvested equity awards as of the closing date (the “Replacements RSUs”). Approximately $0.3 million of the fair value of the Replacement RSU awards granted to acquired Eat24 employees was attributable to the pre-combination services of the Eat24 awardees and was included in the $281.7 million purchase price (see Note 2 for additional details). The pro forma balance sheet reflects a $0.3 million adjusted to additional paid-in capital for the Replacement RSUs attributable to pre-combination service.  This amount will be reflected within goodwill in the purchase price allocation.

Post-combination expense of approximately $4.1 million is expected to be recognized related to the Replacement RSUs on a straight-line basis over the remaining weighted-average post-combination service period of approximately 2.9 years. The Company allocates stock-based compensation expense based on the applicable stock-based compensation expense and department of each RSU awardee. The following table summarizes the net impact of the Replacement RSUs on stock-based compensation expense in the pro forma statements of operations:

	Stock-based Compensation Expense
	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(in thousands)
Post-combination expense for replacement RSUs	$1,125	$1,580
Historical stock-based compensation expense (1)	(3,315)	(3,380)
Pro forma adjustment to stock-based compensation expense	$(2,190)	$(1,800)
(1)

The elimination of historical stock-based compensation expense excludes $1.7 million and $1.3 million of stock-based compensation expense allocated from Yelp to Eat24 for executives and other non-Eat24 employees during the nine months ended September 30, 2017 and the year ended December 31, 2016, respectively, as it was unrelated to the replacement awards. The allocated stock-based compensation expense is included in general and administrative expense in Eat24’s historical carve-out financial statements.

The Company also calculated the pro forma impact of the Replacement RSUs on the weighted-average outstanding basic and diluted shares for the year ended December 31, 2016 and the nine months ended September 30, 2017. The pro forma increase in weighted-average common shares outstanding reflects the vesting of the Replacement RSUs as if they began vesting on January 1, 2016. Pro forma adjustments to diluted weighted-average shares outstanding include potentially dilutive common stock equivalents, which consist of common stock issuable upon the vesting of the outstanding Replacement RSUs using the treasury stock method.

(j)	Represents the elimination of the historical equity of Eat24 of $112.4 million.
(k)

Concurrent with the acquisition of Eat24 on October 10, 2017, the Company entered into a long-term partnership agreement with Yelp to integrate online ordering from all restaurants on the Company’s platform onto Yelp’s platform. The long-term partnership agreement between Grubhub and Yelp has an initial term of five years, commencing upon the closing of Grubhub’s acquisition of Eat24. Under the terms of the agreement, the Company will pay Yelp a transaction fee for each order generated through the Yelp platform. These fees will be recorded as sales and marketing expense in the statements of operations.

The pro forma adjustments to the statements of operations reflect the fees that would have been paid to Yelp had a similar partnership agreement been in place for historical orders generated for Eat24 through the Yelp platform for the year ended December 31, 2016 and the nine months ended September 30, 2017.

(l)	Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate of 38.3% applicable to the Eat24 adjustments for the periods presented.
(m)

The Company incurred certain expenses directly and indirectly related to the acquisition of Eat24 during the nine months ended September 30, 2017 of $1.6 million, which were recognized in general and administrative expenses within the Company’s consolidated statements of operations. The pro forma adjustments reflect the elimination of these transaction costs during the nine months ended September 30, 2017 and retrospective recognition during the first quarter of 2016, as if the acquisition had occurred on January 1, 2016.